Exhibit 99.1

Capital Senior Living Corporation

For Immediate Release	Contact:	Ralph A. Beattie
972/770-5600
CAPITAL SENIOR LIVING CORPORATION
COMPLETES THE SPRING MEADOWS TRANSACTION
DALLAS — (BUSINESS WIRE) —April 11, 2011— Capital Senior Living Corporation (the “Company”) (NYSE:CSU), one of the country’s largest operators of senior living communities, announced today that joint ventures in which it held a five percent partnership interest, have sold four senior living communities (the “Spring Meadows Communities”) to Health Care REIT, Inc. (NYSE:HCN). Upon closing the sale, the Company leased the communities from HCN. The Company previously managed the Spring Meadows Communities under long-term management agreements.
Highlights of this transaction include:
•	Sales proceeds, including incentive distributions, total approximately $17.0 million, compared to the original investment of $1.3 million.

•	Increases annual revenue by $26.0 million.

•	Adds $12.2 million of EBITDAR.

•	Additional CFFO of $0.7 million, or $0.03 per share.

•	Incremental earnings of $1.9 million, or $0.07 per share.
“We are extremely pleased with the returns the Company and its joint venture partner received in this transaction,” commented Lawrence A. Cohen, Chief Executive Officer of the Company. “Proceeds from this transaction and our available cash will provide equity for direct acquisitions of senior living communities to strategically enhance the geographic concentration of our existing operating platform. We are actively pursuing a number of opportunities and are conducting due diligence on a few of the most attractive transactions. Furthermore, the addition of the Spring Meadows communities to our consolidated operations will provide immediate benefits to our shareholders. Along with a significant increase in our revenues, the lease will be accretive to cash flow and earnings. While we have been earning management fees on these communities, we will now be able to consolidate the results of operations and benefit fully from further improvement in occupancies, margins and cash flow. We are pleased to add the Spring Meadows communities to our strong and growing relationship with HCN.”
The Spring Meadows properties have approximately 625 units with a combined resident capacity of 758 and include two independent and assisted living communities in Illinois, one independent and assisted living community in Connecticut and one assisted living community in New Jersey. Current occupancy of the combined portfolio is 82.6%, as two of the communities just completed conversion of 28 vacant units to memory care units and are awaiting final state approval to move residents into the newly-converted units.

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The Company received proceeds, including incentive distributions, from the sale by the joint ventures of approximately $17.0 million, compared to its original investment of approximately $1.3 million. After closing costs and taxes, the Company received net proceeds of approximately $11.5 million from the transaction. The gain realized from the sale of its joint venture interests will be amortized over the life of the initial lease term. The Company may receive additional proceeds after the joint ventures settle their customary post-closing costs.
The Spring Meadows Communities are expected to contribute approximately $27.2 million of annual revenue to the Company, versus $1.2 million of management fees received under the management agreement. Additionally, the four communities are expected to yield $13.4 million of EBITDAR and $1.3 million of Cash Flow from Operations (“CFFO”).
The initial lease expense is approximately $10.2 million and will be offset by amortization of the anticipated gain deferred over the initial lease term, resulting in net lease expense of approximately $9.2 million in the first year after the transaction. The lease expense is subject to conditional annual escalation provisions. The triple net operating lease has an initial term of 15 years, with one 15-year renewal option. This transaction is expected to result in approximately $1.9 million of incremental earnings or $0.07 per share. The Company will begin consolidating the revenues and expenses of the four communities on its income statement, along with the lease expense, in the second quarter of 2011.
ABOUT THE COMPANY
Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place. The Company currently operates 77 senior living communities in 23 states with an aggregate capacity of approximately 11,000 residents.
The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission. This release contains certain financial information not derived in accordance with generally accepted accounting principles (GAAP), including EBITDAR, CFFO and other items. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.
Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 for more information.

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CAPITAL SENIOR LIVING
RECONCILIATION OF NON-GAAP ITEMS
(in millions, except per share data)

Pro Forma
EBITDAR reconciliation:
Income from operations	$4.2
Lease Expense	10.2
Amortization of Deferred Gain	(1.0)

EBITDAR	$13.4

EBITDAR Margin:
Adjusted EBITDAR	$13.4
Total Revenue	27.2
EBITDAR Margin	49.3%

CFFO reconciliation:
EBITDAR	$13.4
Lease Expense	(10.2)
Recurring Capital Expense	(0.3)
Income Tax Expense	(1.6)

CFFO	$1.3

CFFO per share	$0.05

Diluted shares outstanding	26.7
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